Consent of Independent Registered Public Accounting Firm

The Board of Trustees of
Putnam Money Market Liquidity Fund:

We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
January 28, 2009